EXHIBIT 1.A.(3)(C)

Schedule A
Dealer Commission and Service Fee Schedule
___________________________________________________




                       PERCENTAGE OF SALES AND CREATION
                                 CHARGES PAID TO DEALER


      PRODUCTION    CALENDAR YEAR                       FIRST TWELVE      TRAIL YEAR
          LEVEL     FACE AMOUNT                         INVESTMENTS    COMMISSIONS

             I            0  - $    2,000,000        80.0%                     41.7%

             II    $    2,000,001 - $  30,000,000    85.0%                     50.0%

             III   $  30,000,001 - $182,000,000      89.4%                     60.0%

             IV    $182,000,001  +                   92.4%                     92.4%
